Exhibit 10.3

December 17, 2003

TO:	The Bank of Nova Scotia, as Agent and to each Lender under the Credit Agreement referred to below

Re:                             Request for amendment - Definition of Interest Expense

Dear Sirs:

Reference is made to the Credit Agreement dated as of February 3, 2003 among Cascades Inc., Cascades Boxboard Group Inc., Cascades SPG Holding Inc., Cascades Boxboard U.S., Inc., Cascades G.P.S. S.A., Cascades S.A., and Cascades Arnsberg GmbH, as Borrowers, The Bank of Nova Scotia, as Agent and the Lenders from time to time party thereto (as amended by a first amending agreement dated March 31, 2003) (the ”Credit Agreement”).

We are requesting an amendment to the definition of Interest Expense in Section 1.1 of the Credit Agreement, so that such definition may be replaced by the following:

““Interest Expense” means, for any period, the aggregate amount of interest and other financing expenses during such period in each case determined in accordance with GAAP, but (i) including interest and other financing charges which have been capitalized, and (ii) excluding amortization of financing expenses and deferred gains or losses on the translation of any debt payable in foreign currency.”

The effect of this amendment on our Interest Coverage Ratio as of December 31, 2003 is estimated at 0,1x.  We believe that the amended definition will reflect more accurately the objective of the ratio to measure the cash flow capacity to cover the cash interests and is also in line with the definition established for our joint venture Norampac Inc.  For your reference, the amortization of deferred financing costs at present is approximately C$3 million per annum.

At our annual review meeting to be held in February or March, we intend to discuss further our projections for 2004 and their impact on our Interest Coverage Ratio.

Please indicate your consent of this amendment by signing in the space below, and return to the Agent by 12:00 noon, Thursday, January 15, 2004. Please send your response to the attention of Anuj Dhawan by fax at (416) 866-3329.

Upon receipt of the consent of the Majority Lenders, this amendment will be effective from December 31, 2003.

Yours very truly,

CASCADES INC. CASCADES SPG HOLDING INC. CASCADES G.P.S. S.A. CASCADES ARNSBERG GmbH

Per:	(s) André Belzile

(Form of consent on the following pages)

WE AGREE TO THE ABOVE AMENDMENT:

THE BANK OF NOVA SCOTIA, as Lender		NATIONAL BANK OF CANADA, as Lender

Per:	(s) David Angel	Per:	(s) Roch Ledoux
		Per:	(s) Réjean Guévremont

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender		CIBC INC., as designated Lender

Per:	(s) Mark Chandler, Executive Director	Per:	(s) Geraldine Kerr
Per:	(s) Geoff Bond, Managing Director		Executive Director

CITIBANK, N.A. Canadian Branch, as Lender		CITICORP NORTH AMERICA, INC., as designated Lender

Per:	(s) Isabelle Côté	Per:	(s) Daniel Brill
Managing Director

BNP PARIBAS (CANADA), as Lender		BNP PARIBAS, as designated Lender

Per:	(s) Frank L. Shaw	Per:	(s) Frank L. Shaw
Per:	(s) Edouard Sinor	Per:	(s) Edouard Sinor

COMERICA BANK, as Lender		SOCIÉTÉ GÉNÉRALE (CANADA), as Lender

Per:	(s) Monica Lewis	Per:	(s) David Daldoni
Per:	(s) Robert	Per:	(s) Cynthia Hansen

SOCIÉTÉ GÉNÉRALE, as designated Lender		BANK OF MONTREAL, as Lender

Per:		Per:	(s) Bruno Jarry

CAISSE CENTRALE DESJARDINS, as Lender		THE TORONTO-DOMINION BANK, as Lender

Per:	(s) Pierre Tremblay	Per:
(s) Francine Champoux

TORONTO-DOMINION (TEXAS) INC., as designated Lender

Per: